SECURED PROMISSORY NOTE

$150,000

FOR VALUE RECEIVED, U.S. Wireless Online, Inc., a Nevada corporation (“Maker”) promises to pay to the order of Richard Williamson, II (“Lender”) in lawful money of the United States of America, the principal sum of One Hundred Fifty Thousand and no One-Hundredths Dollars ($150,000.00).

This Note shall be for a term of 24 months from the date of execution and yield interest at a rate of 6% per annum. Interest will begin to accrue upon signing of the note with first payment due April 2007. The first nine payments shall be at a rate of $5,000 per month and the remaining payments shall be at a rate of $8,750 per month.

This Note is to be secured by the IElement Corporation pursuant to a Security Agreement dated December 27, 2006 between Richard Williamson, II and IElement Corporation.

This Promissory Note is made pursuant to the Settlement Agreement dated December 21, 2006 between U.S. Wireless Online, Inc., a Nevada corporation, DHR Technologies, Inc., a Florida corporation, Richard Williamson, II, an individual and IElement Corporation, a Nevada corporation, (the “Settlement Agreement”), the terms of which are incorporated herein by reference.

The laws of the State of Nevada shall govern the form and essential validity of this Note.

Time is of the essence with respect to all Maker’s obligations and agreements under this Note.

This Note and all the provisions, conditions, promises, and covenants hereof shall inure to the benefit of Lender, his successors and assigns, and shall be binding upon the Maker, its successors and assigns.

IN WITNESS WHEREOF, the Maker has caused its duly authorized officers to execute this Note on its behalf as of the date and year first set forth above.

U.S. Wireless Online, Inc.
By: /s/ Rick E. Hughes
Name: Rick E. Hughes
Title: President